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Pricing Supplement dated April 8, 2004 				Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and			File No. 333-113680
Prospectus Supplement dated April 2, 2004)

			TOYOTA MOTOR CREDIT CORPORATION

			Medium-Term Note - Fixed Rate

________________________________________________________________________________


Principal Amount:  $150,000,000	           Trade Date: April 8, 2004
Issue Price: See "Additional Terms of the  Original Issue Date: April 19, 2004
  Notes - Plan of Distribution"
Interest Rate: 5.472% per annum		   Net Proceeds to Issuer: $150,000,000
Interest Payment Dates: Each April 19 and  Principal's Discount or
  October 19, commencing October 19, 2004    Commission:  0.0%
Stated Maturity Date: April 19, 2019


________________________________________________________________________________




Day Count Convention:
  [X]   30/360 for the period from April 19, 2004 to April 19, 2019
  [ ]   Actual/365 for the period from   	        to
  [ ]   Other (see attached)                       to

Redemption:
  [ ]	The Notes cannot be redeemed prior to the Stated Maturity Date.
  [X]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:  April 19, 2006.  See "Additional Terms of
	    the Notes - Redemption"
        Initial Redemption Percentage: 100%
        Annual Redemption Percentage Reduction: Not Applicable

Repayment:
  [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option
	of the holder of the Notes.
	Optional Repayment Date(s):
        Repayment Price:     %

Currency:
        Specified Currency:  U.S. dollars
           (If other than U.S. dollars, see attached)
        Minimum Denominations:
           (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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				___________________________

			   Nomura Securities International, Inc.

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			ADDITIONAL TERMS OF THE NOTES

Redemption

	The Notes are subject to redemption by TMCC, in whole or from time to time in part in increments of $100,000, on the Initial Redemption Date stated above and on each Interest Payment Date thereafter subject to not less than 30 nor more than 60 days' prior notice. If less than all the Notes are to be redeemed, the particular Notes to be redeemed shall be selected by the Trustee, by such method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions of the principal amount of the Notes.

Minimum Denomination

	The Notes shall have a minimum denomination of $100,000.

Plan of Distribution

        Under the terms of and subject to the conditions of an Appointment Agreement dated April 8, 2004 and an Appointment Agreement Confirmation dated April 8, 2004 (collectively, the "Agreement") between TMCC and Nomura Securities International, Inc. ("Nomura"), Nomura, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. Nomura may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Nomura.

        Under the terms and conditions of the Agreement, Nomura is committed to take and pay for all of the Notes offered hereby if any are taken.